Exhibit 99.1

May 5, 2004

FOR IMMEDIATE RELEASE

Hard Rock Hotel & Casino in Las Vegas
Reports results for the 1st Quarter Ended March 31, 2004

LAS VEGAS, May 5/PRNewswire/ — Hard Rock Hotel, Inc. (“Hard Rock”), which owns and operates the Hard Rock Hotel & Casino in Las Vegas, Nevada, today reported 1st quarter results.  Net revenues increased $0.6 million, or 2%, to $34.5 million compared to $33.9 million in the year-earlier three-month period.  The Company also announced a $2.2 million, or 26%, decrease in 1st quarter earnings before interest, taxes, depreciation and amortization (“EBITDA”) (1), to $6.5 million compared to $8.7 million in the comparable prior year period.  Net income decreased $3.9 million to a loss of $1.3 million compared to net income of $2.6 million in the 1st quarter of 2003.

Quarterly net revenues improved primarily due to increased lodging revenues partially offset by a decrease in casino revenue.   Lodging revenues increased primarily due to a $24 increase in average daily rate (“ADR”).  Casino revenue decreased primarily due to the table games hold percentage decreasing 1.7 percentage points to 11% compared to 12.7% in the year-earlier period.  The decrease in table games hold percent was partially offset by a $6.0 million increase in table games drop of 8%, to $81.0 million compared to $75.0 million in the year-earlier three-month period.  The Company’s 1st quarter EBITDA decreased primarily due to increased casino expense and an increase in marketing expense.  The increase in casino and marketing expenses was primarily due to increased entertainment costs associated with the Joint and increased customer promotions.  Net income also was affected by increased interest expense related to debt issued to pay $15.0 million of accrued dividends on the Company’s preferred stock and interest on the $50.0 million of subordinated debt issued in exchange for the remaining preferred stock during May 2003.

Peter Morton, Hard Rock’s Chairman of the Board and Chief Executive Officer, commenting on the quarterly results stated, “Our 1st quarter volume indicators were very strong.  Table games drop and slot handle were both up quarter over quarter and we had the highest quarterly ADR in company history.  We are looking forward to the opening of our new nightclub during the second quarter which will enhance our property and which we expect will further solidify our position in the marketplace.”

There will be a conference call open to investors:

•	Date:	Thursday, May 6, 2004
•	Time:	2:00 P.M. Eastern Daylight Time
11:00 A.M. Pacific Daylight Time
	Dial:	(888) 273-9887 Domestic only

CONTACT:     Jim Bowen of Hard Rock Hotel, Inc., 702-693-5031

This press release contains certain forward-looking statements, which Hard Rock is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that all forward-looking statements are subject to significant risks and uncertainties.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of Hard Rock, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Additional information concerning risk factors that could cause actual results or events to differ materially from those projected in the forward-looking statements are contained in Hard Rock’s filings with the Securities and Exchange Commission.

HARD ROCK HOTEL, INC.
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended March 31,
	2004	2003
Revenue:
Casino	$13,607	$14,249
Lodging	8,626	7,359
Food and beverage	11,295	11,237
Retail	1,952	2,025
Other income	1,835	1,702
Gross revenues	37,315	36,572
Less: complimentaries	(2,822)	(2,690)
Net revenues	34,493	33,882

Costs and expenses:
Casino	9,364	8,738
Lodging	2,199	1,938
Food and beverage	6,057	5,830
Retail	885	915
Other	965	878
Marketing	2,291	1,081
Related party expenses	1,187	1,079
General and administrative	4,893	4,716
Pre-opening expense	200	12
Total costs and expenses	28,041	25,187

Earnings before interest, taxes, depreciation and amortization (“EBITDA”)	6,452	8,695

Depreciation and amortization	3,010	2,889
Interest expense, net	4,698	3,259
Other expense, net	—	36
Income (loss) before income tax benefit	(1,256)	2,511
Income tax benefit	—	(100)
Net income (loss)	(1,256)	2,611

Preferred stock dividends	—	1,400
Net income (loss) applicable to common shareholders	$(1,256)	$1,211

BASIC AND DILUTED NET INCOME (LOSS) PER SHARE

Applicable to common shareholders	$(16.52)	$15.93

Weighted average number of common shares outstanding	76,023	76,023

Reconciliation of Net Income (loss) to EBITDA (1)

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2004	2003
Net income (loss)	$(1,256)	$2,611

Depreciation and amortization	3,010	2,889
Interest expense, net	4,698	3,259
Other, net	—	36
Income tax benefit	—	(100)

Earnings before interest, taxes, depreciation and amortization (“EBITDA”)	$6,452	$8,695

	Supplemental Information Three Months Ended March 31,
	2004	2003
	(unaudited)
Casino
Table Games Drop	$80,959,000	$75,044,000
Table Games Win	$8,884,000	$9,536,000
Table Games Hold%	11.0%	12.7%
Average # of Tables	93	91
Win/Table/Day	$1,050	$1,164

Slot Handle	$88,744,000	$87,708,000
Slot Win	$4,268,000	$4,191,000
Slot Hold%	4.8%	4.8%
Average # of Slots	557	559
Win/Slot/Day	$84	$83

Hotel
Occupancy	91.6%	93.0%
Average Daily Rate (ADR)	$152	$128
REVPAR	$147	$124

Other
Capital expenditures for cash, net	$3,842,000	$786,000

(1)  EBITDA consists of earnings before interest, taxes, depreciation and amortization, as applicable.  EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies.  EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles.  The Company has significant uses of cash flows, including capital expenditures, interest payments and debt principal repayments, which are not reflected in EBITDA.  Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company.

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